UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2016 (August 2, 2016)

SUNOCO LOGISTICS PARTNERS L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-31219	23-3096839
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3807 West Chester Pike

Newtown Square, PA 19073

(Address of principal executive office) (Zip Code)

(866) 248-4344

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit and Guaranty Agreement

On August 2, 2016 (the “Closing Date”), Dakota Access, LLC (“Dakota Access”) and Energy Transfer Crude Oil Company, LLC (“ETCO” and, together with Dakota Access, collectively, the “Borrowers” and each, a “Borrower”), each a partially-owned indirect subsidiary of Sunoco Logistics Partners L.P. (“SXL”), entered into a Credit and Guaranty Agreement (the “Credit Agreement”), by and among the Borrowers, the subsidiary guarantors from time to time party thereto, Citibank, N.A., as Administrative Agent, Technical Agent and Collateral Agent, the lenders from time to time party thereto, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Bank, Ltd. and TD Securities (USA) LLC, as Coordinating Lead Arrangers and Joint Bookrunners, and certain other arrangers and participants party thereto. The Borrowers are owned by subsidiaries of SXL, Energy Transfer Partners, L.P. (“ETP”) and Phillips 66 (“Phillips 66” and, together with ETP and SXL, the “Sponsors”).

Under the Credit Agreement, a term loan facility of up to $2.5 billion is available to the Borrowers for the payment of project costs associated with the development, design, engineering, procurement, construction, completion, testing and operation of (a) an approximately 1,172-mile, 30-inch diameter long-haul crude oil pipeline originating in North Dakota and terminating at Patoka, Illinois and an in-field system with six receipt stations in the Bakken/Three Forks production area of North Dakota and all facilities related thereto (the “Dakota Access Pipeline”) and (b) an approximately 749-mile, 24- and 30-inch diameter long-haul crude oil pipeline originating in Patoka, Illinois and terminating at Nederland, Texas and all facilities related thereto (the “ETCO Pipeline” and, together with the Dakota Access Pipeline, collectively, the “Bakken Pipeline Project”). Until the date that the Borrowers receive certain governmental permits required for the operation of the Bakken Pipeline Project (such date, the “Release Date”) borrowings under the Credit Agreement are limited to $1.1 billion. On the Closing Date, the Borrowers borrowed approximately $860.7 million under the Credit Agreement.

Borrowings under the Credit Agreement mature on August 2, 2019. The Borrowers’ obligations under the Credit Agreement are secured by liens on all assets of the Borrowers and their subsidiaries as well as a pledge by each of the direct owners of the Borrowers (the “Members”) of their respective equity interests in the Borrowers. Borrowings under the Credit Agreement will bear interest at a LIBOR rate or a base rate, at the Borrowers’ option, plus an applicable margin. The applicable margin steps up on each anniversary of the Closing Date, with the applicable margin for LIBOR rate loans increasing from 1.50% to 1.75% and for base rate loans increasing from 0.50% to 0.75%. The Borrowers are also required to pay quarterly commitment fees to each lender equal to 35% of the applicable margin related to interest for LIBOR rate loans described above multiplied by the aggregate unused portion of such lender’s commitments under the Credit Agreement. In addition, on each of the 12-month, 18-month, 24-month and 30-month anniversary of the Closing Date, the Borrowers are required to pay duration fees in an amount equal to 0.250%, 0.300%, 0.600% and 0.600%, respectively, multiplied by the aggregate principal amount of loans outstanding under the Credit Agreement on such dates.

The Credit Agreement contains customary representations, warranties and covenants, including limitations on incurrence of liens, indebtedness and sales of assets, new lines of business, mergers, transactions with affiliates, compliance with project documents and budgets and restrictive agreements. In addition, the Credit Agreement contains customary events of default, including, but not limited to, default for failure to pay the principal on any loan when due and payable, failure to duly observe, perform or comply with certain specified covenants, a representation or warranty made in connection with any loan document proves to have been false or incorrect in any material respect on any date on or as of which made, certain judgment and litigation events and the occurrence of a change of control. The Credit Agreement also includes events of defaults with respect to loss of material project documents and failure to achieve completion of construction of the Bakken Pipeline Project by January 31, 2018.

Under the Credit Agreement, the Borrowers are required to establish upon completion of the Bakken Pipeline Project and thereafter maintain a debt service reserve account with reserves in amounts up to six months of interest expense that will be available to cover any debt service deficiencies that arise during the term of the loans under the Credit Agreement. In lieu of cash funding or providing a letter of credit to fund the debt service reserve account, SXL and the other the Sponsors may provide guaranties in respect of these debt service reserve obligations.

Relationship with Lenders

From time to time, in the ordinary course of their business, certain lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, financial advisory and investment banking services to SXL and its affiliates, for which they have received and may continue to receive customary fees and commissions.

Contingent Equity Contribution Agreement

Concurrently with execution of the Credit Agreement on the Closing Date, SXL and the other Sponsors entered into a Contingent Equity Contribution Agreement (the “ECA”) among the Sponsors, the Borrowers, the Members and Citibank, N.A., as Administrative Agent, Technical Agent and Collateral Agent, pursuant to which SXL and the other Sponsors have agreed (i) until the occurrence of the Release Date, to contribute to the Borrowers their respective pro rata share of up to $1.1 billion in the event the Release Date does not occur on or before July 29, 2017 or if an acceleration of the loans under the Credit Agreement occurs prior to the occurrence of the Release Date and (ii) from and after the Release Date, until the date of completion of construction of the Bakken Pipeline Project, to contribute to the Borrowers their respective pro rata share of up to approximately $235 million to fund cost overruns incurred by the Borrowers in connection with the construction of the Bakken Pipeline Project or if an acceleration of the loans under the Credit Agreement occurs prior to completion of construction of the Bakken Pipeline Project. SXL and the other Sponsors are severally, and not jointly and severally, liable for contributing these amounts to the Borrowers pursuant to the terms of the ECA.

Membership Interest Purchase Agreement

On August 2, 2016, Bakken Holdings Company LLC (“Bakken Holdings”), an entity in which ETP indirectly owns a 60% membership interest and SXL indirectly owns a 40% membership interest, entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), pursuant to which Bakken Holdings agreed to sell a 49% interest in its wholly-owned subsidiary, Bakken Pipeline Investments LLC (“Newco”), to MarEn Bakken Company LLC (“MarEn”), an entity jointly owned by Marathon Petroleum Corporation (“Marathon”) and Enbridge Energy Partners, L.P. (“Enbridge”) (the “Transaction”).

Newco indirectly owns a 75% interest in each of Dakota Access and ETCO, the entities responsible for developing, owning and operating the Bakken Pipeline Project. The remaining 25% of each of Dakota Access and ETCO is owned by wholly-owned subsidiaries of Phillips 66.

Subject to the terms and conditions of the Purchase Agreement, at the closing of the Transaction, in exchange for the 49% interest in Newco, MarEn will pay $2.0 billion in cash to Bakken Holdings.

The Purchase Agreement contains customary representations and warranties, indemnification obligations (subject to deductibles and caps) and covenants by the parties. The Purchase Agreement may be terminated by either party if the Transaction has not been consummated on or prior to December 31, 2016.

In connection with the execution of the Purchase Agreement, ETP, SXL, Marathon and Enbridge each executed guaranty agreements to guarantee the obligations of Bakken Holdings and MarEn, respectively, under the Purchase Agreement, and Marathon, as customer, and Dakota Access and ETCO, as carriers, executed a precedent agreement for firm transportation service on the Bakken Pipeline Project.

The closing of the Transaction is subject to certain customary closing conditions, including (i) entry by Bakken Holdings and MarEn into a limited liability company agreement (the “Company Agreement”) that will contain, among other provisions, governance provisions with respect to the two members and their affiliates, and (ii) ETP, SXL, Marathon and Enbridge each executing guaranty agreements to guarantee their respective portion of the obligations of Bakken Holdings and MarEn, respectively, under the Company Agreement. The parties anticipate that the Transaction will close in the third quarter of 2016. There can be no assurance that all of the closing conditions will be satisfied or that the anticipated benefits of the Transaction will be realized.

The above descriptions have been included to provide investors and security holders with information regarding the terms of the agreements. They are not intended to provide any other factual information about SXL or its subsidiaries, affiliates or equity holders. The representations, warranties and covenants contained in the agreements were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the agreements; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties are subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of SXL or its subsidiaries, affiliates or equity holders as of the date they were made or at any other time.

This report includes certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in SXL’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. SXL does not undertake any obligation to update or revise any forward-looking statement to reflect new information or events.

Item 7.01. Regulation FD Disclosure.

On August 2, 2016, ETP, SXL and Phillips 66 issued a joint press release announcing the entry into the Credit Agreement and ECA. A copy of the joint press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Also on August 2, 2016, ETP and SXL issued a joint press release announcing the entry into the Purchase Agreement. A copy of the joint press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in each of the attached Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in each of the attached Exhibit 99.1 and Exhibit 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number	Description

99.1	Energy Transfer Partners, L.P., Sunoco Logistics Partners L.P. and Phillips 66 Joint Press Release dated August 2, 2016

99.2	Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. Joint Press Release dated August 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LOGISTICS PARTNERS L.P.

	By:	Sunoco Partners LLC, its general partner

Date: August 8, 2016	By:	/s/ Peter J Gvazdauskas
	Name:	Peter J. Gvazdauskas
	Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Energy Transfer Partners, L.P., Sunoco Logistics Partners L.P. and Phillips 66 Joint Press Release dated August 2, 2016

99.2	Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. Joint Press Release dated August 2, 2016